Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 138 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our reports, dated February 26, 2015, on Global Franchise Portfolio and Multi-Asset Portfolio (two of the portfolios comprising Morgan Stanley Institutional Fund, Inc.) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 12, 2015